BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2011 ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.2

AMENDED AND RESTATED OPERATING ECONOMIC VALUE

ADDED INCENTIVE COMPENSATION PLAN

Effective 7-4-11

BRIGGS & STRATTON CORPORATION

OPERATING ECONOMIC VALUE ADDED

INCENTIVE COMPENSATION PLAN

As adopted by the Compensation Committee on April 20, 2004 and amended through August 2, 2011

BRIGGS & STRATTON CORPORATION

OPERATING ECONOMIC VALUE ADDED INCENTIVE COMPENSATION PLAN

I.	Plan Objectives

A.

To promote the maximization of shareholder value over the long term by providing incentive compensation to key employees of Briggs & Stratton Corporation (the “Company”) in a form which is designed to financially reward participants for an increase in the value of the Company to its shareholders.

B.	To provide competitive levels of compensation to enable the Company to attract and retain employees who are able to exert a significant impact on the value of the Company to its shareholders.

C.	To encourage teamwork and cooperation in the achievement of Company goals.

D.	To recognize differences in the performance of individual participants.

II.	Plan Administration

The Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for the design, administration, and interpretation of the Plan.

III.	Definitions

A.	“Accrued Bonus” means the bonus which is calculated in the manner set forth in Section V.A.

B.	“Actual EVA” means the EVA as calculated for the relevant Plan Year.

C.

“Base Salary” means the amount of a Participant’s base compensation earned during the Plan Year without adjustment for bonuses, salary deferrals, value of benefits, imputed income, special payments, amounts contributed to a savings plan or similar items.

D.	“Capital” means the Company’s weighted average monthly operating capital for the Plan Year, calculated as follows:

Current Assets
-	Non-operating Investments
+	Bad Debt Reserve
+	LIFO Reserve
-	Deferred Tax Liabilities or Assets Classified as Current Assets
-	Current Noninterest-Bearing Liabilities
+	Warranty Reserve
+	Environmental Reserve
+	Property, Plant, Equipment, Net
-	Construction in Progress
+ -	Other Assets (not including prepaid Pension Costs) Goodwill
(+/-)	Unusual Capital Items

Capital will exclude cash on hand in excess of $30 million, except that such excess shall be included in Capital after it has been held by the Company for 36 months.

E.	“Capital Charge” means the deemed opportunity cost of employing Capital in the Company’s businesses, determined as follows:

Capital Charge = Capital X Cost of Capital

F.

“Cost of Capital” means 10.0%, except that the Committee may decide annually to change the Cost of Capital to the extent the Company’s actual cost of capital increases or decreases by more than 1% up or down from the prior Plan Year. The Company’s actual cost of capital will be determined (to the nearest tenth of a percent) by the Committee consistent with the following methodology:

a)	Cost of Equity = Risk Free Rate + (Business Risk Index X Average Equity Risk Premium)

b)	Debt Cost of Capital = Debt Yield X (1-Tax Rate)

c)	The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to the actual debt-to-capital ratio where the Risk Free Rate is the average daily closing yield rate on 10 year U.S. Treasury Bonds for the month of june immediately preceding the relevant Plan Year, the Business Risk Index is determined by using an average of the Beta available in the four (4) most recent Value Line reports on the Company. The Average Equity Risk Premium is 6%, the Debt Yield is the weighted average yield of all borrowing included in the Company’s permanent capital, and the tax rate is the combination of the relevant federal and state effective income tax rates.

G.	“Designated Key Contributor” means those Participants named by the Chief Executive Officer as a Designated Key Contributor under the Plan.

H.

“Divisional EVA Performance Factor” means an Individual Performance Factor calculated in the same manner as the Company Performance Factor as set forth in Section VI.A., except that EVA, Actual EVA, Target EVA, NOPAT, Capital, Capital Charge and other relevant terms shall be defined by reference to the particular operating division, service division or sales group, not by reference to the entire Company.

I.	“Economic Value Added” or “EVA” means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

NOPAT
Less:	Capital Charge
Equals:	EVA

EVA may be positive or negative.

J.	“Key Managers” mean those Participants designated as Key Managers by the Committee with respect to any Plan Year.

K.	“NOPAT” means cash adjusted net operating profits after taxes for the Plan Year, calculated as follows:

Pretax Income
+ +	Interest Expense Stock Compensation Expense
-	Normal Pension Costs
+/-	Pension Income/Expense
+/-	Change in LIFO Reserve
+/-	Change in Bad Debt Reserve
+/-	Change in Post Retire Health Care Reserve
+/-	Change in Warranty Reserve
+/-	Other Income & Expense on Non-Operating Investments
+/-	Unusual Charges
+/-	Amortization of Unusual Income or Expense Items
-	Taxes on the above using the Company’s effective tax rate

L.	“Plan Year” means the one year period coincident with the Company’s fiscal year.

M.	“Senior Executives” means those Participants designated as Senior Executives by the Committee with respect to any Plan Year.

N.	“Target EVA” means the target level of EVA for the Plan Year determined by the Committee.

IV.	Eligibility

A.

Eligible Positions. In general, all Company Officers, Division General Managers, Key Managers and members of the corporate operations group, and certain direct reports of such individuals may be eligible for participation in the Plan. However, actual participation will depend upon the contribution and impact each eligible employee may have on the Company’s value to its shareholders, as determined by the Chief Executive Officer of the Company, and approved by the Committee.

B.

Nomination and Approval. Each Plan Year, the Chief Executive Officer of the Company will nominate eligible employees of the Company and its subsidiaries and affiliates to participate in the Plan for the next Plan Year. The Committee will have the final authority to select Plan participants (the “Participants”) among the eligible employees nominated by the Chief Executive Officer of the Company. Continued participation in the Plan is contingent on approval of the Committee. Selection normally will take place, and will be communicated to each Participant, prior to the beginning of the pertinent Plan Year.

V.	Individual Participation Levels

A.

Calculation of Accrued Bonus. Each Participant’s Accrued Bonus will be determined as a function of the Participant’s Base Salary, the Participant’s Target Incentive Award (provided in paragraph V.B., below), Company Performance Factor (provided in Section VI.A.) and the Individual Goal Achievement Factor (provided in Section VI.B.) for the Plan Year. Each Participant’s Accrued Bonus will be calculated as follows:

30%	Participant’s Base Salary	x	Target Incentive Award	x	Company Performance Factor	+	70%	Participant’s Base Salary	x	Target Incentive Award	x	Individual Goal Achievement Factor

In no case may the Accrued Bonus exceed two times the Target Incentive Award or be less than zero.

B.	Target Incentive Awards. The Target Incentive Awards will be determined according to the following schedule:

Executive Position	Target Incentive Award (% of Base Salary)
Chief Executive Officer	100%
Chief Operating Officer	80%
Executive Vice President & Senior Vice Presidents	60%
Other Elected Officers	40%
Division General Managers	40%
Key Managers	40%
Designated Key Contributors	25%
All Others	20%

VI.	Performance and Goal Achievement Factors

A.

Company Performance Factor Calculation. For any Plan Year, the Company Performance Factor will be calculated from a table approved by the Compensation Committee that states the Company Performance Factor that applies to achievement of various percentages of the Target EVA for the Plan Year.

B.

Individual Goal Achievement Factor Calculation. Determination of the Individual Goal Achievement Factor will be the responsibility of the individual to whom the participant reports. This determination will be subject to approval by the Committee and should be in conformance with the process set forth below:

(1)

Quantifiable Goal Achievement Factors. The Individual Goal Achievement Factor of the Accrued Bonus calculation will be based on the accomplishment of individual, financial and/or other goals. Whenever possible, individual performance will be evaluated according to quantifiable benchmarks of success. These factors will represent an achievement percentage continuum that ranges from 0% to 200% of the individual target award opportunity, and will be enumerated from 0 to 2.0 based on such continuum. If the Quantifiable Goal Achievement Factor is based on divisional EVA, it shall be calculated in the same manner as the Company Performance Factor set forth in Section VI.A, unless the Compensation Committee has approved a different method of calculating divisional EVA.

(2)

Non-Quantifiable Goal Achievement Factors. When performance cannot be measured according to a quantifiable monitoring system, an assessment of the Participant’s overall performance may be made based on a Non-Quantifiable Goal Achievement Factor (or Factors). The person to whom the Participant reports will evaluate the Participant’s performance, and this evaluation will determine the Participant’s Goal Achievement Factor (or Factors) according to the following schedule:

Individual
Goal Achievement Rating	Goal Achievement Factor

Outstanding	1.3 - 1.5
Excellent	1.1 - 1.3
Good	.9 - 1.1
Satisfactory	.5 - .9
Unsatisfactory	0

(3)

Aggregate Individual Goal Achievement Factor. The Individual Goal Achievement Factor to be used in the calculation of the Accrued Bonus shall be equal to the average (or weighted average) of one or more Quantifiable and/or Non-Quantifiable Goal Achievement Factors according to relative importance, except that the Non-Quantifiable Goal Achievement Factor shall account for no more than 15% of the Accrued Bonus.

VII.	Change in Status During the Plan Year

A.	New Hire, Transfer, Promotion, Demotion

A newly hired employee or an employee transferred, promoted, or demoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may accrue (subject to discretion of the Committee) a pro rata Accrued Bonus based on the percentage of the Plan Year (actual weeks/full year times a full year award amount for that position) the employee is in each participating position.

B.	Discharge

An employee discharged during the Plan Year shall not be eligible for an Accrued Bonus, even though his or her service arrangement or contract extends past year-end, unless the Committee determines that the conditions of the termination indicate that a prorated Accrued Bonus is appropriate. The Committee shall have full and final authority in making such a determination.

C.	Resignation

An employee who resigns during the Plan Year to accept employment elsewhere (including self-employment) will not be eligible for an Accrued Bonus.

D.	Death, Disability, Retirement

If a Participant’s employment is terminated during a Plan Year by reason of death, disability, or normal or early retirement under the Company’s retirement plan, a tentative Accrued Bonus will be calculated as if the Participant had remained employed as of the end of the Plan Year. The final Accrued Bonus will be calculated by multiplying the tentative Accrued Bonus by a proration factor. The proration factor will be equal to the number of full weeks of employment during the Plan Year divided by fifty-two. For purposes of this section, the date a participant is deemed to be terminated pursuant to disability shall be the date the employee begins receiving a monthly Long Term Disability Benefit under the Company's Group Insurance Plan.

Each employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the employee’s death.

Each such designation shall revoke all prior designations by the employee, shall be in the form prescribed by the Committee, and shall be effective only when filed by the employee in writing with the Committee during his or her lifetime.

In the absence of any such designation, benefits remaining unpaid at the employee’s death shall be paid to the employee’s estate.

E.	Leave of Absence

An employee whose status as an active employee is changed during a Plan Year as a result of a leave of absence may, at the discretion of the Committee, be eligible for a pro rata Accrued Bonus determined in the same way as in paragraph D. of this Section.

VIII.	Bonus Paid

A.

All Accrued Bonuses of Participants shall be paid in cash, less amounts required by law to be withheld for income and employment tax purposes, during the 60 day period following the end of the Plan Year in which the Accrued Bonus was earned.

IX.	Administrative Provisions

A.

Amendments, Suspension, Termination and Recovery. The Committee shall have the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely. The Committee may suspend or terminate an Accrued Bonus for a Plan Year at any time prior to its payment to the Participant. The Committee may also recover all or any portion of a Total Bonus Payout to a Senior Executive or Key Manager with respect to (1) a Plan Year for which there occurs within the three (3) years following the award a material restatement of the Company’s annual report filed with the SEC due to the negligence or misconduct of one or more persons, and (2) any subsequent Plan Year in which an Accrued Bonus was materially affected by the restatement. Such recovery may include without limitation reducing the Participant’s Bank Balance.

B.

Interpretation of Plan. Any decision of the Committee with respect to any issues concerning individual selected for awards, the amount, terms, form and time of payment of awards, and interpretation of any Plan guideline, definition, or requirement shall be final and binding.

C.

Effect of Award on Other Employee Benefits. By acceptance of a bonus award, each recipient agrees that such award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except as provided in paragraph D. below.

D.	Retirement Programs. Awards made under this Plan shall be included in the employee’s compensation for purposes of the Company Retirement Plans and Savings Plan.

E.

Right to Continued Employment; Additional Awards. The receipt of a bonus award shall not give the recipient any right to continued employment, and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus award with respect to any Plan Year shall not entitle the recipient to an award with respect to any subsequent Plan Year.

F.

Adjustments to Performance or Achievement Goals. When a performance or achievement goal is based on Economic Value Added or other quantifiable financial or accounting measure, it may be necessary to exclude or adjust significant nonbudgeted or noncontrollable capital investments or gains or losses from actual financial results in order to properly measure performance. The Committee will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion or adjustment are:

(1)	Any gains or losses which will be treated as extraordinary in the Company’s financial statements.

(2)	Profits or losses of any entities acquired by the Company during the Plan Year, assuming they were not included in the budget and/or the goal.

(3)	Material gains or losses not in the budget and/or the goal which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:

(a)	Gains or losses from the sale or disposal of real estate or property.

(b)	Gains resulting from insurance recoveries when such gains relate to claims filed in prior years.

(c)	Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company’s part.

(4)	Capital incurred for a major acquisition for a reasonable period following such acquisition.

(5)	Restructuring charges and related amortization periods.

G.	Vesting. All amounts due but unpaid to any Participant under this plan shall vest, subject to the terms of this EVA Plan, upon actual termination of employment of the Participant.

X.	Miscellaneous

A.

Indemnification. Each person who is or who shall have been a member of the Committee or of the Board, or who is or shall have been an employee of the Company, shall not be liable for, and shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with any claim, action, suit, or proceeding to which he or she may be a party by reason of any action taken or failure to act under this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

B.	Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

C.	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

D.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

E.

Section 409A. To facilitate compliance with Internal Revenue Code Section 409A, a payment otherwise required to be paid under this Plan shall be neither accelerated nor deferred nor shall there otherwise be a change in the time at which any payment due hereunder is to be paid, except pursuant to a specific written amendment adopted by the Board of Directors of Briggs & Stratton Corporation, which amendment is consistent with the requirements of applicable regulations under Internal Revenue Code Section 409A. Further, no individual shall be deemed to have a termination of employment for purposes of this Plan unless such termination of employment also constitutes a separation from service within the meaning of Code Section 409A.